SEC FILE NO. 70-7926










                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549







                             CERTIFICATE PURSUANT TO

                                     RULE 24

                            OF PARTIAL COMPLETION OF

                                  TRANSACTIONS












                                    GPU, INC.
                      JERSEY CENTRAL POWER & LIGHT COMPANY
                           METROPOLITAN EDISON COMPANY
                          PENNSYLVANIA ELECTRIC COMPANY

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549



--------------------------------------------
                  In the Matter of           :
                                             :
GPU, Inc.                                    :
Jersey Central Power & Light Company         :    Certificate Pursuant
Metropolitan Edison Company                  :    To Rule 24 of Partial
Pennsylvania Electric Company                :    Completion of
Transactions                                 :
                                             :
                  File No. 70-7926           :
                                             :
(Public Utility Holding Company Act of 1935) :
--------------------------------------------:


To the Members of the Securities and Exchange Commission:

            The undersigned, GPU, Inc. (formerly known as General Public Utilities Corporation) ("GPU"), Jersey Central Power & Light Company ("JCP&L"), Metropolitan Edison Company ("Met-Ed") and Pennsylvania Electric Company ("Penelec"), collectively referred to as the "GPU Companies", do hereby certify pursuant to Rule 24 of the General Rules and Regulations under the Public Utility Holding Company Act of 1935, that certain of the transactions proposed in the Declaration, as amended, filed in SEC File No. 70-7926, have been carried out in accordance with the terms and conditions of, and for the purposes requested in, said Declaration and pursuant to the Commission's Order, dated March 18, 1992, and Supplemental Orders, dated October 26, 1994, July 17, 1996, and December 22, 1997, with respect to said Declaration, as follows:
          1. During the period April 1, 1999 through June 30, 1999, the GPU Companies issued no promissory notes representing borrowings under
                                     -2-
the Amended and Restated Credit Agreement, dated as of July 3, 1996, as amended including by Amendment No. 1 dated as of March 31, 1997, Amendment No. 2 dated as of May 15, 1998, and Amendment No. 3 dated as of March 2, 1999, among the GPU Companies; the banks named therein, and The Chase Manhattan Bank, N.A., as Administrative Agent, Citibank Securities, Inc., as Syndication Agent, and Citicorp Securities, Inc. and Chase Manhattan Bank Securities, Inc., as Arrangers, and no such borrowings were outstanding thereunder at such date.
          2. At the close of business on March 31, 1999, JCP&L, Met-Ed and Penelec had outstanding unsecured short-term promissory notes issued as commercial paper as follows:

          Company                                      Amount
          -------                                      ------

          JCP&L                                       $         0
          Met-Ed                                       50,400,000
          Penelec                                               0

          3. During the period April 1, 1999 through June 30, 1999, JCP&L, Met-Ed, and Penelec issued and sold (and paid at maturity where such commercial paper matured on or before June 30, 1999) unsecured short-term promissory notes as commercial paper as follows:

JCP&L
-----

Date of Issuance          Maturity Date                Amount
----------------          -------------                ------


04/01/99                   04/08/99                 10,100,000.00
04/07/99                   04/08/99                  6,800,000.00
04/08/99                   04/12/99                 12,300,000.00
04/09/99                   04/12/99                  7,300,000.00
04/13/99                   04/14/99                  5,900,000.00
04/14/99                   04/15/99                  3,100,000.00
04/15/99                   04/16/99                 25,600,000.00
04/15/99                   04/19/99                 25,600,000.00
04/16/99                   04/20/99                 24,300,000.00

JCP&L continued
---------------


Date of Issuance          Maturity Date                Amount
----------------          -------------                ------

04/19/99                   04/21/99                 16,900,000.00
04/20/99                   04/22/99                 20,400,000.00
04/21/99                   04/22/99                  8,800,000.00
04/21/99                   04/23/99                 22,000,000.00
04/22/99                   04/26/99                 13,800,000.00
04/22/99                   04/27/99                 13,700,000.00
04/23/99                   04/28/99                 11,000,000.00
04/23/99                   04/29/99                 10,000,000.00
04/26/99                   04/30/99                  7,800,000.00
04/27/99                   05/05/99                  6,300,000.00
04/28/99                   05/05/99                  8,300,000.00
04/29/99                   05/04/99                  5,300,000.00
05/05/99                   05/11/99                 14,500,000.00
05/06/99                   05/12/99                 10,200,000.00
05/07/99                   05/13/99                 14,800,000.00
05/10/99                   05/12/99                  4,300,000.00
05/11/99                   05/12/99                  2,000,000.00
05/13/99                   05/20/99                  4,900,000.00
05/17/99                   05/24/99                 24,000,000.00
05/18/99                   05/20/99                 17,900,000.00
05/19/99                   05/27/99                  9,300,000.00
05/20/99                   05/27/99                 21,400,000.00
05/20/99                   05/28/99                 20,000,000.00
05/21/99                   05/28/99                 22,000,000.00
05/24/99                   06/01/99                  8,600,000.00
05/24/99                   06/02/99                  8,000,000.00
05/25/99                   06/02/99                  5,400,000.00
05/25/99                   06/03/99                 20,000,000.00
05/26/99                   06/07/99                 20,000,000.00
05/26/99                   06/08/99                 15,300,000.00
05/28/99                   06/11/99                 23,000,000.00
05/28/99                   06/14/99                 20,000,000.00
06/03/99                   06/15/99                 19,000,000.00
06/04/99                   06/15/99                 10,800,000.00
06/04/99                   06/17/99                 20,000,000.00
06/07/99                   06/14/99                 11,800,000.00
06/10/99                   06/11/99                  3,800,000.00
06/11/99                   06/21/99                 36,000,000.00
06/15/99                   06/24/99                 32,000,000.00
06/15/99                   06/25/99                 32,000,000.00
06/16/99                   06/28/99                 30,400,000.00
06/17/99                   06/29/99                 19,600,000.00
06/22/99                   07/08/99                 19,500,000.00
06/23/99                   07/09/99                 16,500,000.00
06/24/99                   06/30/99                  4,000,000.00
06/25/99                   07/13/99                 30,200,000.00
06/29/99                   06/30/99                 23,300,000.00
06/30/99                   07/01/99                 10,000,000.00
06/30/99                   07/02/99                 19,300,000.00

Met-Ed
------

Date of Issuance          Maturity Date                Amount
----------------          -------------                ------

04/01/99                   04/08/99                  6,300,000.00
04/05/99                   04/12/99                 15,300,000.00
04/06/99                   04/13/99                 21,200,000.00
04/07/99                   04/14/99                 13,700,000.00
04/08/99                   04/15/99                  6,300,000.00
04/09/99                   04/16/99                 18,500,000.00
04/12/99                   04/22/99                 15,300,000.00
04/13/99                   04/20/99                 21,200,000.00
04/14/99                   04/21/99                 13,700,000.00
04/15/99                   04/22/99                  6,300,000.00
04/16/99                   04/23/99                 18,500,000.00
04/20/99                   04/27/99                 21,200,000.00
04/21/99                   04/28/99                 13,700,000.00
04/22/99                   04/29/99                 11,600,000.00
04/22/99                   04/30/99                 10,000,000.00
04/23/99                   05/04/99                 18,500,000.00
04/27/99                   05/10/99                 20,400,000.00
04/28/99                   05/12/99                 12,900,000.00
04/29/99                   05/07/99                  9,800,000.00
04/30/99                   05/07/99                  9,700,000.00
05/03/99                   05/10/99                  3,700,000.00
05/04/99                   05/11/99                  9,400,000.00
05/04/99                   05/12/99                  9,000,000.00
05/07/99                   05/14/99                 17,000,000.00
05/10/99                   05/17/99                 23,300,000.00
05/11/99                   05/18/99                 12,800,000.00
05/12/99                   05/19/99                 21,200,000.00
05/14/99                   05/26/99                 17,700,000.00
05/17/99                   05/24/99                 21,700,000.00
05/18/99                   05/25/99                 14,400,000.00
05/19/99                   05/20/99                  9,900,000.00
05/19/99                   05/21/99                  9,000,000.00
05/20/99                   05/25/99                 12,200,000.00
05/21/99                   05/27/99                  9,000,000.00
05/24/99                   05/28/99                 19,100,000.00
05/25/99                   05/26/99                 14,600,000.00
05/25/99                   05/27/99                 10,000,000.00
05/26/99                   05/28/99                 27,100,000.00
05/27/99                   05/28/99                 28,800,000.00
06/02/99                   06/03/99                  4,600,000.00
06/03/99                   06/04/99                  2,200,000.00
06/04/99                   06/07/99                  2,600,000.00
06/07/99                   06/08/99                  1,000,000.00
06/15/99                   06/16/99                 24,400,000.00
06/15/99                   06/17/99                 24,000,000.00
06/16/99                   06/18/99                 21,700,000.00
06/17/99                   06/21/99                 28,000,000.00
06/18/99                   06/22/99                 15,800,000.00

Met-Ed continued
----------------

Date of Issuance          Maturity Date                Amount
----------------          -------------                ------

06/21/99                   06/23/99                 26,100,000.00
06/22/99                   06/24/99                 13,200,000.00
06/23/99                   06/25/99                 22,100,000.00
06/24/99                   06/28/99                 10,800,000.00
06/25/99                   06/29/99                 20,700,000.00




Penelec                    None
-------





      To summarize the above  transactions,  at June 30, 1999, JCP&L, Met-Ed and
Penelec  had  outstanding   unsecured  short-term  promissory  notes  issued  as
commercial paper as follows:

            Company                                      Amount
            -------                                      ------

            JCP&L                                    $ 95,500,000
            Met-Ed                                              0
            Penelec                                             0

      4. At the close of business on March 31, 1999, the GPU Companies had outstanding unsecured short-term promissory notes representing bank borrowings under informal bank lines, as follows:

            Company                                      Amount
            -------                                      ------

            GPU                                      $  9,200,000
            JCP&L                                      28,900,000
            Met-Ed                                     65,300,000
            Penelec                                             0

      During the period April 1,1999 through June 30,1999, the GPU Companies issued unsecured promissory notes representing bank borrowings under informal bank lines of credit as follows:
                                       -6-

GPU
---

Issue
Date           Bank                                    Amount        Maturity
----           ----                                    ------        --------

04/01/99       Banca Popolare Di Milano            1,300,000.00      04/08/99
04/01/99       Merchants Bank of Bangor            1,000,000.00      04/08/99
04/01/99       Summit Bank                         3,400,000.00      04/02/99
04/02/99       Chase Manhattan Bank                3,400,000.00      04/07/99
04/05/99       Summit Bank                        10,000,000.00      04/06/99
04/06/99       Chase Manhattan Bank               14,000,000.00      04/07/99
04/07/99       Chase Manhattan Bank               13,700,000.00      04/08/99
04/07/99       Summit Bank                         6,600,000.00      04/08/99
04/08/99       Chase Manhattan Bank               25,500,000.00      04/09/99
04/09/99       Banca Popolare Di Milano           15,000,000.00      04/13/99
04/09/99       Sumitomo Bank                      16,100,000.00      04/12/99
04/12/99       Chase Manhattan Bank               21,100,000.00      04/14/99
04/13/99       Mellon Bank                        18,600,000.00      04/15/99
04/14/99       Chase Manhattan Bank               22,800,000.00      04/16/99
04/15/99       Banca Popolare Di Milano           30,000,000.00      04/19/99
04/15/99       Chase Manhattan Bank                7,700,000.00      04/16/99
04/15/99       Summit Bank                           400,000.00      04/16/99
04/16/99       Sumitomo Bank                      31,500,000.00      04/20/99
04/19/99       Chase Manhattan Bank               33,600,000.00      04/21/99
04/20/99       Banca Popolare Di Milano           15,000,000.00      04/22/99
04/20/99       Banca Popolare Di Milano           15,000,000.00      04/23/99
04/20/99       Sumitomo Bank                       6,500,000.00      04/22/99
04/21/99       Chase Manhattan Bank               17,000,000.00      04/27/99
04/21/99       Chase Manhattan Bank               17,100,000.00      04/26/99
04/22/99       Chase Manhattan Bank                1,600,000.00      04/23/99
04/22/99       Chase Manhattan Bank               10,000,000.00      04/28/99
04/22/99       Chase Manhattan Bank               10,000,000.00      04/29/99
04/23/99       Banca Popolare Di Milano            6,500,000.00      05/03/99
04/23/99       Sumitomo Bank                      10,000,000.00      04/30/99
04/26/99       Summit Bank                         7,100,000.00      05/05/99
04/26/99       Summit Bank                        10,000,000.00      05/04/99
04/27/99       Chase Manhattan Bank               14,100,000.00      05/11/99
04/27/99       Summit Bank                         2,900,000.00      05/06/99
04/28/99       Chase Manhattan Bank               11,000,000.00      05/12/99
04/29/99       Chase Manhattan Bank                9,000,000.00      05/06/99
04/30/99       Chase Manhattan Bank               10,500,000.00      05/07/99
05/03/99       Bank of Pennsylvania                3,000,000.00      05/10/99
05/03/99       First Union National Bank           3,000,000.00      05/10/99
05/04/99       Banca Popolare Di Milano           10,100,000.00      05/10/99
05/05/99       Summit Bank                         7,000,000.00      05/12/99
05/06/99       Chase Manhattan Bank               12,000,000.00      05/13/99
05/07/99       Summit Bank                        10,500,000.00      05/14/99
05/10/99       Chase Manhattan Bank               13,300,000.00      05/17/99
05/10/99       Chase Manhattan Bank                2,700,000.00      05/11/99
05/10/99       Summit Bank                         2,500,000.00      05/11/99
05/11/99       Chase Manhattan Bank               15,800,000.00      05/18/99
05/11/99       Chase Manhattan Bank                6,700,000.00      05/14/99
05/11/99       Sumitomo Bank                       1,500,000.00      05/12/99
05/12/99       Banca Popolare Di Milano           11,900,000.00      05/19/99

GPU continued
-------------

Issue
Date           Bank                                    Amount         Maturity
----           ----                                    ------         --------

05/12/99       Summit Bank                         8,500,000.00      05/13/99
05/13/99       Chase Manhattan Bank               21,300,000.00      05/20/99
05/14/99       Banca Popolare Di Milano           18,100,000.00      05/21/99
05/17/99       Chase Manhattan Bank               13,300,000.00      05/24/99
05/18/99       Summit Bank                        16,700,000.00      05/25/99
05/19/99       Chase Manhattan Bank                8,700,000.00      05/26/99
05/19/99       Summit Bank                         3,300,000.00      05/20/99
05/20/99       Chase Manhattan Bank                4,600,000.00      05/24/99
05/20/99       Chase Manhattan Bank               20,000,000.00      05/26/99
05/21/99       Chase Manhattan Bank                8,100,000.00      05/26/99
05/21/99       Chase Manhattan Bank                6,700,000.00      05/25/99
05/21/99       Summit Bank                         3,300,000.00      05/24/99
05/24/99       Chase Manhattan Bank               13,300,000.00      05/26/99
05/24/99       Chase Manhattan Bank                4,600,000.00      05/27/99
05/24/99       Summit Bank                         3,300,000.00      05/25/99
05/25/99       Banca Popolare Di Milano            2,000,000.00      05/26/99

GPU continued
-------------

Issue
Date           Bank                                   Amount         Maturity
----           ----                                   ------         --------

05/25/99       Chase Manhattan Bank                6,700,000.00      05/26/99
05/25/99       Summit Bank                        20,000,000.00      05/26/99
05/26/99       Chase Manhattan Bank               10,700,000.00      06/02/99
05/26/99       Chase Manhattan Bank               10,000,000.00      06/01/99
05/26/99       Summit Bank                        10,000,000.00      05/27/99
05/27/99       Summit Bank                        14,600,000.00      05/28/99
05/28/99       Summit Bank                        14,600,000.00      06/01/99
06/01/99       Chase Manhattan Bank                8,000,000.00      06/03/99
06/01/99       Summit Bank                        14,600,000.00      06/02/99
06/02/99       Sumitomo Bank                      10,700,000.00      06/04/99
06/02/99       Summit Bank                        14,600,000.00      06/03/99
06/03/99       Banca Popolare Di Milano            8,200,000.00      06/07/99
06/03/99       Summit Bank                        14,600,000.00      06/04/99
06/04/99       Banca Popolare Di Milano           10,500,000.00      06/08/99
06/04/99       Summit Bank                        14,600,000.00      06/07/99
06/07/99       Sumitomo Bank                       8,200,000.00      06/09/99
06/07/99       Summit Bank                        14,600,000.00      06/08/99
06/08/99       Banca Popolare Di Milano           10,500,000.00      06/10/99
06/08/99       Sumitomo Bank                      14,700,000.00      06/09/99
06/09/99       Sumitomo Bank                      22,900,000.00      06/10/99
06/10/99       Banca Popolare Di Milano           30,000,000.00      06/11/99
06/10/99       Sumitomo Bank                       3,400,000.00      06/11/99
06/11/99       Chase Manhattan Bank               19,000,000.00      06/18/99
06/11/99       Sumitomo Bank                      16,000,000.00      06/18/99
06/18/99       Banca Popolare Di Milano           11,000,000.00      06/21/99
06/18/99       Chase Manhattan Bank               22,400,000.00      06/21/99
06/21/99       Chase Manhattan Bank               33,400,000.00      06/22/99

GPU continued
-------------

Issue
Date           Bank                                  Amount          Maturity
----           ----                                  ------          --------

06/22/99       Banca Popolare Di Milano           11,000,000.00      06/23/99
06/22/99       Sumitomo Bank                       2,400,000.00      06/23/99
06/22/99       Summit Bank                        20,000,000.00      06/23/99
06/23/99       Banca Popolare Di Milano            8,700,000.00      06/24/99
06/23/99       Sumitomo Bank                      24,700,000.00      06/24/99
06/24/99       Banca Popolare Di Milano           30,000,000.00      06/25/99
06/24/99       Sumitomo Bank                       3,400,000.00      06/25/99
06/25/99       Banca Popolare Di Milano            8,800,000.00      06/28/99
06/25/99       Sumitomo Bank                      24,700,000.00      06/28/99
06/28/99       Banca Popolare Di Milano            7,400,000.00      06/29/99
06/28/99       Sumitomo Bank                      24,700,000.00      06/29/99
06/29/99       Sumitomo Bank                       2,100,000.00      06/30/99
06/30/99       Sumitomo Bank                       2,100,000.00      07/01/99

JCP&L
-----

Issue
Date       Bank                                      Amount           Maturity
----       ----                                      ------           --------

04/01/99   First Union National Bank              13,100,000.00      04/07/99
04/02/99   Chase Manhattan Bank                   10,800,000.00      04/09/99
04/12/99   Chase Manhattan Bank                   14,200,000.00      04/13/99
04/15/99   Summit Bank                               700,000.00      04/16/99
04/20/99   Summit Bank                             9,200,000.00      04/21/99


JCP&L continued
---------------

Issue
Date       Bank                                      Amount          Maturity
----       ----                                      ------          --------

04/30/99   Bank of Pennsylvania                   12,000,000.00      05/06/99
04/30/99   Mellon Bank                            20,000,000.00      05/07/99
05/03/99   Banca Popolare Di Milano               12,000,000.00      05/10/99
05/12/99   Chase Manhattan Bank                   12,000,000.00      05/19/99
05/12/99   Citibank                                3,700,000.00      05/13/99
05/13/99   Summit Bank                             9,500,000.00      05/14/99
05/14/99   Citibank                                7,100,000.00      05/21/99
05/17/99   Bank of Pennsylvania                   15,000,000.00      05/21/99
05/17/99   First Union National Bank              26,000,000.00      05/25/99
05/17/99   Sumitomo Bank                          35,000,000.00      05/26/99
05/17/99   Summit Bank                            20,000,000.00      05/18/99
05/26/99   Chase Manhattan Bank                   24,700,000.00      06/04/99
05/26/99   Chase Manhattan Bank                   20,000,000.00      06/16/99
05/26/99   Sumitomo Bank                           2,500,000.00      05/27/99
05/26/99   Summit Bank                            10,000,000.00      05/27/99
05/27/99   Chase Manhattan Bank                    4,600,000.00      06/02/99
05/27/99   First Union National Bank              12,600,000.00      06/10/99
05/27/99   Mellon Bank                            20,000,000.00      06/09/99

JCP&L continued
---------------

Issue
Date       Bank                                       Amount          Maturity
----       ----                                       ------          --------


05/27/99   Summit Bank                              5,400,000.00     06/10/99
06/01/99   Bank of Pennsylvania                    13,800,000.00     06/08/99
06/01/99   First Union National Bank               13,400,000.00     06/10/99
06/02/99   Citibank                                11,200,000.00     06/09/99
06/07/99   Citibank                                 3,800,000.00     06/14/99
06/08/99   Sumitomo Bank                           12,100,000.00     06/11/99
06/08/99   Summit Bank                             14,600,000.00     06/22/99
06/09/99   Citibank                                11,200,000.00     06/16/99
06/09/99   Mellon Bank                             13,700,000.00     06/17/99
06/10/99   Sumitomo Bank                           18,500,000.00     06/18/99
06/10/99   Summit Bank                              5,400,000.00     06/18/99
06/14/99   Banca Popolare Di Milano                19,000,000.00     06/23/99
06/14/99   Chase Manhattan Bank                    10,000,000.00     06/22/99
06/15/99   Mellon Bank                              6,300,000.00     06/23/99
06/17/99   Banca Popolare Di Milano                 3,100,000.00     06/18/99
06/17/99   Chase Manhattan Bank                     5,300,000.00     06/18/99
06/18/99   Citibank                                15,000,000.00     06/30/99
06/18/99   Sumitomo Bank                            6,000,000.00     06/23/99
06/18/99   Sumitomo Bank                            7,600,000.00     06/22/99
06/21/99   Chase Manhattan Bank                    20,000,000.00     07/07/99
06/21/99   First Union National Bank               26,000,000.00     07/06/99
06/21/99   Sumitomo Bank                           10,300,000.00     07/02/99
06/23/99   Mellon Bank                             11,100,000.00     07/09/99
06/24/99   Summit Bank                             20,000,000.00     07/12/99
06/28/99   Banca Popolare Di Milano                11,100,000.00     06/29/99
06/28/99   Bank of Pennsylvania                     4,900,000.00     07/14/99
06/28/99   Mellon Bank                              8,900,000.00     06/29/99



Met-Ed
------

Issue
Date       Bank                                       Amount          Maturity
----       ----                                       ------          --------

04/02/99   Bank of Pennsylvania                     9,900,000.00     04/06/99
04/02/99   Mellon Bank                              8,300,000.00     04/09/99
04/02/99   Mellon Bank                              8,200,000.00     04/12/99
04/06/99   Chase Manhattan Bank                     4,600,000.00     04/07/99
04/07/99   Summit Bank                             13,400,000.00     04/14/99
04/08/99   Citibank                                13,000,000.00     04/15/99
04/09/99   Summit Bank                              6,600,000.00     04/16/99
04/12/99   Chase Manhattan Bank                     7,700,000.00     04/19/99
04/13/99   Mellon Bank                              1,000,000.00     04/15/99
04/14/99   Summit Bank                             10,800,000.00     04/21/99
04/15/99   Mellon Bank                             19,800,000.00     04/19/99
04/15/99   Summit Bank                                500,000.00     04/16/99
04/16/99   Chase Manhattan Bank                     1,400,000.00     04/19/99

Met-Ed continued
----------------

Issue
Date       Bank                                       Amount         Maturity
----       ----                                       ------         --------


04/16/99   Sumitomo Bank                            3,500,000.00     04/20/99
04/19/99   Chase Manhattan Bank                     6,500,000.00     04/23/99
04/19/99   Mellon Bank                             20,000,000.00     04/26/99
04/20/99   Sumitomo Bank                            1,000,000.00     04/21/99
04/21/99   Chase Manhattan Bank                     9,400,000.00     04/22/99
04/21/99   Sumitomo Bank                            3,000,000.00     04/23/99
04/22/99   Chase Manhattan Bank                     7,300,000.00     04/26/99
04/23/99   Banca Popolare Di Milano                 8,300,000.00     05/03/99
04/26/99   Chase Manhattan Bank                    15,500,000.00     05/05/99
04/26/99   Chase Manhattan Bank                    10,000,000.00     05/06/99
05/03/99   First Union National Bank               11,000,000.00     05/11/99
05/03/99   First Union National Bank               10,000,000.00     05/13/99
05/05/99   Chase Manhattan Bank                    10,200,000.00     05/13/99
05/06/99   Citibank                                11,300,000.00     05/14/99
05/11/99   Mellon Bank                              5,500,000.00     05/18/99
05/12/99   Summit Bank                              1,000,000.00     05/13/99
05/13/99   Banca Popolare Di Milano                 1,300,000.00     05/14/99
05/13/99   Citibank                                 3,700,000.00     05/14/99
05/13/99   Mellon Bank                             14,500,000.00     05/20/99
05/14/99   Chase Manhattan Bank                     6,700,000.00     05/21/99
05/14/99   Citibank                                 7,000,000.00     05/21/99
05/18/99   Summit Bank                              2,000,000.00     05/19/99
05/20/99   Mellon Bank                             11,100,000.00     05/27/99
05/21/99   Citibank                                12,700,000.00     05/28/99
05/27/99   Sumitomo Bank                            1,900,000.00     05/28/99
06/28/99   Bank of Pennsylvania                    10,100,000.00     07/12/99
06/29/99   Mellon Bank                              8,900,000.00     06/30/99
06/29/99   Sumitomo Bank                            7,800,000.00     06/30/99
06/30/99   Mellon Bank                              8,900,000.00     07/01/99
06/30/99   Sumitomo Bank                            5,900,000.00     07/01/99

Penelec
-------
Issue
Date       Bank                                       Amount         Maturity
----       ----                                       ------         --------

04/15/99  Summit Bank                                600,000.00      04/16/99

           Each such unsecured promissory note bears interest at a rate (after giving effect to any fees or compensating balance requirements) not exceeding 125% of the greater of (A) the lending bank's prime rate for commercial borrowings in effect from time to time, and (B) the Federal Funds Rate plus 1/2 of 1%, as in effect at the date of borrowing.
                                      -11-

      During the period of April 1, 1999 through June 30, 1999, the

Companies repaid unsecured promissory notes issued to banks, as follows:

GPU
---

Date           Bank                                                 Amount
----           ----                                                 ------

04/01/99   Summit Bank                                           3,400,000.00
04/02/99   Summit Bank                                           3,400,000.00
04/05/99   First Union National Bank                             5,800,000.00
04/06/99   Summit Bank                                          10,000,000.00
04/07/99   Chase Manhattan Bank                                  3,400,000.00
04/07/99   Chase Manhattan Bank                                 14,000,000.00
04/08/99   Banca Popolare DI Milano                              1,300,000.00
04/08/99   Chase Manhattan Bank                                 13,700,000.00
04/08/99   Merchants of Bangor                                   1,000,000.00
04/08/99   Summit Bank                                           6,600,000.00
04/09/99   Chase Manhattan Bank                                 25,500,000.00
04/12/99   Sumitomo Bank                                        16,100,000.00
04/13/99   Banca Popolare DI Milano                             15,000,000.00
04/14/99   Chase Manhattan Bank                                 21,100,000.00
04/15/99   Mellon Bank West                                     18,600,000.00
04/16/99   Chase Manhattan Bank                                 22,800,000.00
04/16/99   Chase Manhattan Bank                                  7,700,000.00
04/16/99   Summit Bank                                             400,000.00
04/19/99   Banca Popolare DI Milano                             30,000,000.00
04/20/99   Sumitomo Bank                                        31,500,000.00
04/21/99   Chase Manhattan Bank                                 33,600,000.00
04/22/99   Banca Popolare DI Milano                             15,000,000.00
04/22/99   Sumitomo Bank                                         6,500,000.00
04/23/99   Banca Popolare DI Milano                             15,000,000.00
04/23/99   Chase Manhattan Bank                                  1,600,000.00
04/26/99   Chase Manhattan Bank                                 17,100,000.00
04/27/99   Chase Manhattan Bank                                 17,000,000.00
04/28/99   Chase Manhattan Bank                                 10,000,000.00
04/29/99   Chase Manhattan Bank                                 10,000,000.00
04/30/99   Sumitomo Bank                                        10,000,000.00
05/03/99   Banca Popolare DI Milano                              6,500,000.00
05/04/99   Summit Bank                                          10,000,000.00
05/05/99   Summit Bank                                           7,100,000.00
05/06/99   Chase Manhattan Bank                                  9,000,000.00
05/06/99   Summit Bank                                           2,900,000.00
05/07/99   Chase Manhattan Bank                                 10,500,000.00
05/10/99   Banca Popolare DI Milano                             10,100,000.00
05/10/99   Bank of Pennsylvania                                  3,000,000.00
05/10/99   First Union National Bank National Bank               3,000,000.00
05/11/99   Chase Manhattan Bank                                  2,700,000.00
05/11/99   Chase Manhattan Bank                                 14,100,000.00
05/11/99   Summit Bank                                           2,500,000.00
05/12/99   Chase Manhattan Bank                                 11,000,000.00
05/12/99   Sumitomo Bank                                         1,500,000.00

GPU continued
-------------

Date           Bank                                     Amount
----           ----                                     ------

05/12/99   Summit Bank                               7,000,000.00
05/13/99   Chase Manhattan Bank                     12,000,000.00
05/13/99   Summit Bank                               8,500,000.00
05/14/99   Chase Manhattan Bank                      6,700,000.00
05/14/99   Summit Bank                              10,500,000.00
05/17/99   Chase Manhattan Bank                     13,300,000.00
05/18/99   Chase Manhattan Bank                     15,800,000.00
05/19/99   Banca Popolare DI Milano                 11,900,000.00
05/20/99   Chase Manhattan Bank                     21,300,000.00
05/20/99   Summit Bank                               3,300,000.00
05/21/99   Banca Popolare DI Milano                 18,100,000.00
05/24/99   Chase Manhattan Bank                     13,300,000.00
05/24/99   Chase Manhattan Bank                      4,600,000.00
05/24/99   Summit Bank                               3,300,000.00
05/25/99   Chase Manhattan Bank                      6,700,000.00
05/25/99   Summit Bank                              16,700,000.00
05/25/99   Summit Bank                               3,300,000.00
05/26/99   Banca Popolare DI Milano                  2,000,000.00
05/26/99   Chase Manhattan Bank                      8,700,000.00
05/26/99   Chase Manhattan Bank                     13,300,000.00
05/26/99   Chase Manhattan Bank                      8,100,000.00
05/26/99   Chase Manhattan Bank                     20,000,000.00
05/26/99   Chase Manhattan Bank                      6,700,000.00
05/26/99   Summit Bank                              20,000,000.00
05/27/99   Chase Manhattan Bank                      4,600,000.00
05/27/99   Summit Bank                              10,000,000.00
05/28/99   Summit Bank                              14,600,000.00
06/01/99   Chase Manhattan Bank                     10,000,000.00
06/01/99   Summit Bank                              14,600,000.00
06/02/99   Chase Manhattan Bank                     10,700,000.00
06/02/99   Summit Bank                              14,600,000.00
06/03/99   Chase Manhattan Bank                      8,000,000.00
06/03/99   Summit Bank                              14,600,000.00
06/04/99   Sumitomo Bank                            10,700,000.00
06/04/99   Summit Bank                              14,600,000.00
06/07/99   Banca Popolare DI Milano                  8,200,000.00
06/07/99   Summit Bank                              14,600,000.00
06/08/99   Banca Popolare DI Milano                 10,500,000.00
06/08/99   Summit Bank                              14,600,000.00
06/09/99   Sumitomo Bank                            14,700,000.00
06/09/99   Sumitomo Bank                             8,200,000.00
06/10/99   Banca Popolare DI Milano                 10,500,000.00
06/10/99   Sumitomo Bank                            22,900,000.00
06/11/99   Banca Popolare DI Milano                 30,000,000.00
06/11/99   Sumitomo Bank                             3,400,000.00
06/18/99   Chase Manhattan Bank                     19,000,000.00
06/18/99   Sumitomo Bank                            16,000,000.00
06/21/99   Banca Popolare DI Milano                 11,000,000.00
06/21/99   Chase Manhattan Bank                     22,400,000.00
06/22/99   Chase Manhattan Bank                     33,400,000.00

GPU continued
-------------

Date           Bank                                    Amount
----           ----                                    ------

06/23/99   Banca Popolare DI Milano                 11,000,000.00
06/23/99   Sumitomo Bank                             2,400,000.00
06/23/99   Summit Bank                              20,000,000.00
06/24/99   Banca Popolare DI Milano                  8,700,000.00
06/24/99   Sumitomo Bank                            24,700,000.00
06/25/99   Banca Popolare DI Milano                 30,000,000.00
06/25/99   Sumitomo Bank                             3,400,000.00
06/28/99   Banca Popolare DI Milano                  8,800,000.00
06/28/99   Sumitomo Bank                            24,700,000.00
06/29/99   Banca Popolare DI Milano                  7,400,000.00
06/29/99   Sumitomo Bank                            24,700,000.00
06/30/99   Sumitomo Bank                             2,100,000.00

JCP&L
-----

Date       Bank                                        Amount
----       ----                                        ------

04/01/99   Chase Manhattan Bank                     11,000,000.00
04/02/99   Bank of Pennsylvania                      5,700,000.00
04/05/99   First Union National Bank                 7,100,000.00
04/06/99   Bank of Pennsylvania                      5,100,000.00
04/07/99   First Union National Bank                13,100,000.00
04/09/99   Chase Manhattan Bank                     10,800,000.00
04/13/99   Chase Manhattan Bank                     14,200,000.00
04/16/99   Summit Bank                                 700,000.00
04/21/99   Summit Bank                               9,200,000.00
05/06/99   Bank of Pennsylvania                     12,000,000.00
05/07/99   Mellon Bank                              20,000,000.00
05/10/99   Banca Popolare DI Milano                 12,000,000.00
05/13/99   Citibank                                  3,700,000.00
05/14/99   Summit Bank                               9,500,000.00
05/18/99   Summit Bank                              20,000,000.00
05/19/99   Chase Manhattan Bank                     12,000,000.00
05/21/99   Bank of Pennsylvania                     15,000,000.00
05/21/99   Citibank                                  7,100,000.00
05/25/99   First Union National Bank                26,000,000.00
05/26/99   Sumitomo Bank                            35,000,000.00
05/27/99   Sumitomo Bank                             2,500,000.00
05/27/99   Summit Bank                              10,000,000.00
06/02/99   Chase Manhattan Bank                      4,600,000.00
06/04/99   Chase Manhattan Bank                     24,700,000.00
06/08/99   Bank of Pennsylvania                     13,800,000.00
06/09/99   Citibank                                 11,200,000.00
06/09/99   Mellon Bank                              20,000,000.00
06/10/99   First Union National Bank                12,600,000.00
06/10/99   First Union National Bank                13,400,000.00
06/10/99   Summit Bank                               5,400,000.00
06/11/99   Sumitomo Bank                            12,100,000.00
06/14/99   Citibank                                  3,800,000.00

JCP&L continued
---------------

Date       Bank                                        Amount
----       ----                                        ------

06/16/99   Chase Manhattan Bank                     20,000,000.00
06/16/99   Citibank                                 11,200,000.00
06/17/99   Mellon Bank                              13,700,000.00
06/18/99   Banca Popolare DI Milano                  3,100,000.00
06/18/99   Chase Manhattan Bank                      5,300,000.00
06/18/99   Sumitomo Bank                            18,500,000.00
06/18/99   Summit Bank                               5,400,000.00
06/22/99   Chase Manhattan Bank                     10,000,000.00
06/22/99   Sumitomo Bank                             7,600,000.00
06/22/99   Summit Bank                              14,600,000.00
06/23/99   Banca Popolare DI Milano                 19,000,000.00
06/23/99   Mellon Bank                               6,300,000.00
06/23/99   Sumitomo Bank                             6,000,000.00
06/29/99   Banca Popolare DI Milano                 11,100,000.00
06/29/99   Mellon Bank                               8,900,000.00
06/30/99   Citibank                                 15,000,000.00


Met-Ed
------

Date       Bank                                        Amount
----       ----                                        ------

04/02/99    Bank of Pennsylvania                     4,200,000.00
04/02/99    Summit Bank                             16,600,000.00
04/05/99    Chase Bank                               7,500,000.00
04/06/99    Banca Popolare DI Milano                14,500,000.00
04/06/99    Bank of Pennsylvania                     9,900,000.00
04/07/99    Chase Bank                               4,600,000.00
04/07/99    Chase Bank                               8,500,000.00
04/08/99    Banca Popolare DI Milano                14,000,000.00
04/09/99    Mellon Bank                              8,300,000.00
04/12/99    Mellon Bank                              8,200,000.00
04/14/99    Summit Bank                             13,400,000.00
04/15/99    Citibank                                13,000,000.00
04/15/99    Mellon Bank                              1,000,000.00
04/16/99    Summit Bank                              6,600,000.00
04/16/99    Summit Bank                                500,000.00
04/19/99    Chase Bank                               7,700,000.00
04/19/99    Chase Bank                               1,400,000.00
04/19/99    Mellon Bank                             19,800,000.00
04/20/99    Sumitomo Bank                            3,500,000.00
04/21/99    Sumitomo Bank                            1,000,000.00
04/21/99    Summit Bank                             10,800,000.00
04/22/99    Chase Bank                               9,400,000.00
04/23/99    Chase Bank                               6,500,000.00
04/23/99    Sumitomo Bank                            3,000,000.00
04/26/99    Chase Bank                               7,300,000.00
04/26/99    Mellon Bank                             20,000,000.00
05/03/99    Banca Popolare DI Milano                 8,300,000.00
05/05/99    Chase Bank                              15,500,000.00
05/06/99    Chase Bank                              10,000,000.00
                                      -15-

Met-Ed continued
----------------

Date         Bank                                      Amount
----         ----                                      ------

05/11/99    First Union National Bank               11,000,000.00
05/13/99    Chase Bank                              10,200,000.00
05/13/99    First Union National Bank               10,000,000.00
05/13/99    Summit Bank                              1,000,000.00
05/14/99    Banca Popolare DI Milano                 1,300,000.00
05/14/99    Citibank                                 3,700,000.00
05/14/99    Citibank                                11,300,000.00
05/18/99    Mellon Bank                              5,500,000.00
05/19/99    Summit Bank                              2,000,000.00
05/20/99    Mellon Bank                             14,500,000.00
05/21/99    Chase Bank                               6,700,000.00
05/21/99    Citibank                                 7,000,000.00
05/27/99    Mellon Bank                             11,100,000.00
05/28/99    Citibank                                12,700,000.00
05/28/99    Sumitomo Bank                            1,900,000.00
06/30/99    Mellon Bank                              8,900,000.00
06/30/99    Sumitomo Bank                            7,800,000.00

Penelec

Date        Bank                                       Amount
----        ----                                       ------

04/16/99    Summit Bank                               600,000.00

            To summarize the above transactions, at June 30, 1999 the GPU Companies had outstanding unsecured promissory notes pursuant to informal bank lines of credit as follows:



            GPU                                   $2,100,000
            JCP&L                                 92,300,000
            Met-Ed                                24,900,000
            Penelec                                        0

                                    SIGNATURE
                                    ---------
           PURSUANT TO THE REQUIREMENTS OF THE PUBLIC UTILITY HOLDING COMPANY ACT OF 1935, THE UNDERSIGNED COMPANIES HAVE DULY CAUSED THIS STATEMENT TO BE SIGNED ON THEIR BEHALF BY THE UNDERSIGNED THEREUNTO DULY AUTHORIZED.

                                 GPU, INC.
                                 JERSEY CENTRAL POWER & LIGHT COMPANY
                                 METROPOLITAN EDISON COMPANY
                                 PENNSYLVANIA ELECTRIC COMPANY



                                 By: /s/ T. G. Howson
                                     ----------------------------
                                     T. G. Howson
                                     Vice President and Treasurer


Date: July 9, 1999